UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2021

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178883	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

235 Walnut Street, Suite 6 Framingham, Massachusetts	01702
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 431-2313

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N|A	N|A	N|A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).   Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e): On June 30, 2021, Arch Therapeutics, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Dan M. Yrigoyen pursuant to which Mr. Yrigoyen agreed to join the Company as its new Vice President of Sales no later than July 12, 2021. The Employment Agreement continues until terminated by the Company or by Mr. Yrigoyen. Pursuant to the terms of the Employment Agreement, Mr. Yrigoyen (a) is entitled to an initial annual base salary of $225,000, (b) is eligible for benefits generally made available to similarly situated executives of the Company, including participation in equity compensation or other incentive plans subject to the discretion and approval of the Company’s Board of Directors, and (c) is eligible to receive regular commission payments of up to $8,333.33 per month, depending on the achievement of established objectives; provided, however, that for the first nine (9) months of employment, Mr. Yrigoyen shall be entitled to receive the full commission of $8,333.33 per month regardless of whether the applicable performance objectives are met.

In addition, the Employment Agreement provides that, subject to approval by the Board of Directors, Mr. Yrigoyen will be granted (i) a stock option award under the Company’s 2013 Stock Incentive Plan (the “Plan”) to purchase up to 150,000 shares of the Company’s common stock, which award is to vest in accordance with certain performance based metrics which are to be finalized and agreed to in good faith by the Company and Mr. Yrigoyen (the “Option Award”); and (ii) 150,000 shares of restricted stock under the Plan, one third of which will vest on each of the six (6), twelve (12) and eighteen (18) month anniversaries of July 12, 2021, Mr. Yrigoyen’s start date (the “Stock Award”).

If the Employment Agreement is terminated by the Company at any time after August 11, 2021 other than “For Cause”, “Death” or “Disability” (each term as defined in the Employment Agreement), or if the Employment Agreement is terminated by Mr. Yrigoyen at any time for “Good Reason” (as defined in the Employment Agreement), then Mr. Yrigoyen, upon signing a release in favor of the Company, would be entitled to (i) severance in an amount equal to three (3) months of Mr. Yrigoyen’ then-current annual base salary payable in the form of salary continuation; and (ii) monthly payment of his COBRA premiums until the earlier of (a) 3 months following the date of such termination, or (b) the date Mr. Yrigoyen becomes covered under another employer’s health plan.

The Employment Agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is the executive’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person, the executive’s willful engagement in conduct that is in bad faith and materially injurious to the Company, the executive’s commission of a material breach of the employment agreement, the executive’s willful refusal to implement or follow a lawful policy or directive of the Company, or the executive’s engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; and (b) “Good Reason” is a material and adverse change in the executive’s authority, duties, or responsibilities with the Company or reporting relationship within the Company.

On August 9, 2021, the Company and Mr. Yrigoyen entered into that certain First Amendment to the Employment Agreement (the “Amendment”) which, among other things, (i) confirms that the Option Award and Stock Award were approved by the Board of Directors on July 30, 2021; (ii) confirms that the Option Award was granted with an exercise price of $0.09 per share, the closing price of the Company’s common stock on the grant date; and (iii) amends the terms off the Option Award to provide that 1/3 (50,000 shares) will vest on the first anniversary of Mr. Yrigoyen’s start date, July 12, 2021, and that the remaining 2/3 (100,000 shares) will vest in equal increments over the next twenty-four (24) monthly anniversaries thereafter, subject to Mr. Yrigoyen’s continued service to the Company through each vesting date as well as other conditions provided for under the Plan.

The foregoing description of the terms of the Employment Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the applicable agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description

10.1	Employment Agreement, effective June 30, 2021, by and between Arch Therapeutics, Inc. and Dan M. Yrigoyen.

10.2	First Amendment to Employment Agreement, effective August 9, 2021, by and between Arch Therapeutics, Inc. and Dan M. Yrigoyen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: August 11, 2021	By:	/s/ Michael S. Abrams
Name: Michael S. Abrams
Title: Chief Financial Officer